Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Fourth Quarter and Fiscal Year 2015 Financial Results

Results Include Net Investment Income of $1.46 Per Share for Fiscal Year 2015 and $0.36 Per Share for Fourth Quarter 2015

Declares First Quarter 2016 Dividend of $0.36 Per Share

Menlo Park, Calif., March 14, 2016 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or "TPVG"), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the fourth quarter of 2015 and the fiscal year ended December 31, 2015.  TPVG also declared a first quarter 2016 dividend of $0.36 per share.

Fourth Quarter 2015 Highlights:

•	GAAP net investment income and core net investment income(1) of $6.0 million ($0.36 per share) and $5.8 million ($0.35 per share), respectively.
•	$177.0 million of signed term sheets; closed $70.3 million of new debt commitments to domestic and international venture growth stage companies.
•

Funded $30.7 million in principal balance of new loans and received prepayments of $16.5 million in principal balance, resulting in a total investment portfolio at December 31, 2015 of $271.7 million at fair value.

•	17.9% weighted average portfolio yield.
•

The Company’s Board of Directors authorized the repurchase of up to $25 million of its common stock through October 2016; the Company repurchased 466,220 shares during the fourth quarter representing $5.6 million including commissions.

•	Net asset value per share of $14.21 as of December 31, 2015.
•

Subsequent to quarter’s end, TPVG renewed its $200 million credit facility which extended the revolving period and the maturity date by two years and reduced the applicable margin during the revolving period from 3.5% to 3.0%.

Fiscal Year 2015 Highlights:

•	$427.0 million of signed term sheets; closed $214.5 million of additional debt and equity commitments.
•	Funded $102.0 million of debt and equity investments.
•	GAAP net investment income and core net investment income(1) of $22.0 million ($1.46 per share) and $21.7 million ($1.44 per share), respectively.
•	Paid $21.5 million of dividends, or $1.44 per share, during the year along with taxable income in excess of dividends paid (spillover) of $1.7 million, or $0.10 per share.
•	Increased weighted average portfolio yield from 14.6% in the first quarter to 17.9% as of the fourth quarter.
•	Raised $95.9 million of net proceeds from first public equity offering since IPO.
•	Raised $52.8 million of net proceeds from first public offering of notes (NYSE: TPVZ).

1

Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income.  Core net investment income represents net investment income excluding the Company’s capital gains incentive fee. A reconciliation of net investment income to core net investment income is provided at the end of this press release.

“Our second fiscal year as a publicly traded company ended strongly, demonstrating the continued earnings power of our differentiated venture growth lending model,” said Jim Labe, chief executive officer and chairman of the board of TPVG.  “There continues to be strong demand globally for debt from venture growth stage companies, and our approach of working directly with a select group of venture capital investors uniquely positions us to capture the highest quality opportunities.”

“Our reputation, track record and approach to lending continue to attract venture growth stage companies seeking partners to continue their success,” said Sajal Srivastava, president and chief investment officer of the Company.  “We see the opportunity to capitalize on this demand, as we continue to selectively invest in great companies with innovative technologies to deliver what we believe to be attractive returns to our stockholders.”

Portfolio and Investment Activity

During the fourth quarter of 2015, the Company entered into $70.3 million of new commitments, funded eight debt investments totaling $30.7 million in principal balance, and acquired warrants valued at approximately $0.3 million. Of the $30.7 million of debt investments funded in the fourth quarter, approximately $15.7 million, or 51.2%, were funded during the month of December. As a result, net investment income for the fourth quarter reflects less than a full quarter’s benefit of these new fundings.

Two portfolio companies prepaid $16.5 million in principal balance of debt during the quarter.  The Company’s weighted average portfolio yield for the fourth quarter was 17.9%. Excluding the impact of prepayments, the weighted average portfolio yield was 15.4% for the quarter.  The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

As of December 31, 2015, the Company had 85 investments in 34 companies. The total cost and fair value of these investments were approximately $276.4 million and $271.7 million, respectively.  The following table shows detailed information about the total investment portfolio as of December 31, 2015.

	As of December 31, 2015
(dollars in thousands)	Cost	Fair Value	Net Unrealized (Losses) Gains	Number of Investments	Number of Companies
Debt Investments	$265,306	$259,585	$(5,721)	47	18
Warrants	7,572	8,067	495	31	31
Equity Investments	3,474	4,065	591	7	7
Total	$276,352	$271,717	$(4,635)	85	34	*
*	represents non-duplicative number of companies.

Unfunded Commitments

As of December 31, 2015, the Company’s unfunded commitments totaled approximately $190.0 million, $50.0 million of which are dependent upon customers reaching certain milestones before being permitted to request funding.  $165.0 million of the $190.0 million of unfunded commitments will expire during 2016 if not drawn prior to expiration.  Since unfunded commitments may expire without being drawn upon, they do not necessarily represent future cash requirements or future earning assets for the Company.

Signed Term Sheets

During the fourth quarter of 2015, TriplePoint Capital (“TPC”) originated $177.0 million of signed, non-binding term sheets to venture growth stage companies compared to $115.5 million during the third quarter.  All of these opportunities are subject to a number of conditions including completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy.  Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company even though the Company is the primary vehicle through which TPC focuses its venture growth stage business.

Results of Operations

For the fourth quarter of 2015, the Company’s total investment and other income was $11.4 million as compared to $10.7 million for the fourth quarter of 2014, representing a weighted average portfolio yield of 17.9% on its debt investments during the fourth quarter of 2015 as compared to 16.9% for the fourth quarter of 2014.  For the year ended December 31, 2015, the Company’s total investment and other income was $42.1 million.

Operating expenses for the fourth quarter of 2015 were $5.4 million as compared to $4.8 million for the fourth quarter of 2014.  Operating expenses for the fourth quarter of 2015 consisted of $1.8 million of interest expense and amortization of deferred credit facility costs, $1.4 million of base management fees, $0.3 million of administration agreement expenses, $0.7 million of general and administrative expenses, $1.4 million of income incentive fees, and a $0.2 million reversal of accrued capital gains incentive fees.  For the year ended December 31, 2015, the Company’s operating expenses were $20.1 million.

For the fourth quarter of 2015, the Company recorded net investment income of $6.0 million, or $0.36 per share, as compared to $5.9 million, or $0.59 per share for the fourth quarter of 2014. For the year ended December 31, 2015, the Company’s net investment income was $22.0 million, or $1.46 per share.

The Company’s core net investment income(1), which excludes the impact of the capital gains incentive fee, was approximately $5.8 million, or $0.35 per share, as compared to $5.6 million, or $0.57 per share for the fourth quarter of 2014. For the year ended December 31, 2015, the Company’s core net investment income was $21.7 million, or $1.44 per share.  The Company believes an important measure of the investment income that the Company distributed each year is core net investment income, since capital gains incentive fees are accrued based on unrealized gains but are not earned until realized gains occur.

For the fourth quarter of 2015, the Company’s net change in unrealized losses on investments was approximately $6.0 million, or $0.36 per share, as compared to $1.1 million, or $0.11 per share, for the fourth quarter of 2014.  Net change in unrealized losses on investments for the fourth quarter of 2015 consisted of $(1.2) million for the reversal of unrealized gains recognized in the prior quarter related to prepayments, $(2.8) million for the reduction on debt investments due to changes in fair value, $(1.7) million for the reduction on warrant investments due to changes in fair value, and $(0.3) million for the reduction on equity investments due to changes in fair value.  For the year ended December 31, 2015, the Company’s net change in unrealized losses on investments were $6.1 million, or $0.41 per share.

The Company did not have any net realized losses or gains during the fourth quarter of 2015 or the fourth quarter of 2014.  For the year ended December 31, 2015, the Company’s net realized losses were $0.3 million, or $0.02 per share.

The Company’s net increase in net assets resulting from operations for the fourth quarter of 2015 was approximately $19 thousand, approximately $0.00 per share, as compared to $4.8 million, or $0.48 per share, for the fourth quarter of 2014. For the year ended December 31, 2015, the Company’s net increase in net assets resulting from operations was approximately $15.5 million, or $1.03 per share.

Credit Quality

The Company maintains a credit watch list, which places borrowers into one of five categories based on management’s judgment of credit quality, where Clear, or 1, is the highest rating and new loans are generally assigned a ranking of White, or 2.  As of December 31, 2015, the weighted average credit ranking of the Company’s debt investment portfolio was 2.23, as compared to 2.10 at the end of the prior quarter. The change reflects the downgrade of $35.6 million in principal balance of loans to two obligors from category ‘3’ to category ‘4’ and the downgrade of $6.9 million in principal balance of loans to one obligor from category ‘2’ to category ‘3’.

The following table shows the credit rankings for the 47 debt investments the Company has outstanding as of December 31, 2015.

	As of December 31, 2015
(dollars in thousands) Category	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies
Clear (1)	$43,711	16.9%	2
White (2)	160,988	62.0	12
Yellow (3)	7,078	2.7	1
Orange (4)	47,808	18.4	3
Red (5)	—	-	—
	$259,585	100.0%	18

Net Asset Value

As of December 31, 2015, the Company’s net assets were approximately $231.6 million, or $14.21 per share, compared to approximately $242.1 million, or $14.52 per share, as of September 30, 2015.  For the year ended December 31, 2015, the Company also had $1.7 million of taxable income in excess of dividends paid (spillover), or $0.10 per share, which will be carried forward towards distributions to be paid in 2016. These per share calculations are based on the Company’s shares of common stock outstanding as of the end of the respective periods and include the impact of the Company’s common stock equity offering and share repurchases in 2015.

As part of the Company’s $25 million share repurchase program approved in October 2015, during the quarter ended December 31, 2015, 466,220 shares were repurchased at a weighted average price of $11.91, including commissions, with a total cost of approximately $5.6 million.

Liquidity and Capital Resources

As of December 31, 2015, the Company had total cash of approximately $38.5 million, with available capacity of $182.0 million under its revolving credit facility.  As of December 31, 2015, the Company had cash equivalents of approximately $70.0 million, consisting of short-term investments of U.S. Treasury bills that the Company sold on January 5, 2016.

Dividend

The Company’s board of directors declared a quarterly dividend of $0.36 per share for the first quarter of 2016 payable on April 15, 2016, to stockholders of record as of March 31, 2016.

Subsequent Events

Since December 31, 2015:

•	The Company closed $75.0 million of additional debt commitments.
•	The Company funded $31.3 million in new investments.
•	TPC’s direct originations platform entered into $23.0 million of additional non-binding signed term sheets with venture growth stage companies.
•	The Company received $24.8 million in prepayments on outstanding growth capital loans from two obligors.
•

The Company renewed its $200 million credit facility which extended the revolving period and the maturity date by two years and reduced the applicable margin during the revolving period from 3.5% to 3.0%.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time today, March 14, 2016, to discuss its financial results for the quarter ended December 31, 2015. To listen to the call, investors and analysts should dial 877-201-0168 (domestic) or 647-788-4901 (international) and enter conference ID 17966312.  Please dial in at least five minutes before the scheduled start time.  A replay of the call will be available through March 30, 2016, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering conference ID 17966312.  The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

TriplePoint Venture Growth BDC Corp. (the “Company”) (NYSE: TPVG), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. It was formed to expand the venture growth stage business segment of TriplePoint Capital LLC. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies focused in technology, life sciences and other high growth industries backed by a select group of leading venture capital investors. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact

Alan Oshiki or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except share data)

	December 31, 2015	December 31, 2014
Assets
Investments at fair value (amortized cost of $276,352 and $256,485, respectively)	$271,717	$257,971
Short-term investments at fair value (cost of $69,998 and $49,998, respectively)	69,995	49,995
Cash	32,451	6,906
Restricted cash	6,028	8,033
Deferred credit facility costs and prepaid expenses	2,132	3,424
Total Assets	382,323	326,329

Liabilities
Revolving credit facility payable	18,000	118,000
2020 Notes, net	52,910	—
Payable for U.S. Treasury bill assets	69,998	49,998
Other payables, accrued expenses, and liabilities	9,769	13,352
Total Liabilities	150,677	181,350

Net Assets	$231,646	$144,979

Preferred stock, par value $0.01 per share (50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2015 and December 31, 2014)	$—	$—
Common stock, par value $0.01 per share (450,000,000 shares authorized; 16,302,036 and 9,924,171 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively)	163	99
Paid-in capital in excess of par value	235,205	142,635
Net investment income	34,767	12,808
Accumulated net realized losses	(317)	—
Accumulated net unrealized (losses) gains	(4,638)	1,483
Dividend distributions	(33,534)	(12,046)
Net Assets	$231,646	$144,979

Net Asset Value per Share	$14.21	$14.61

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended	For the Period from March 5, 2014 (Commencement of Operations) to
	2015	2014	December 31, 2015	December 31, 2014
Investment Income
Interest income from investments	$11,072	$10,170	$39,904	$24,674
Other income	355	520	2,182	672
Total investment and other income	11,427	10,690	42,086	25,346

Operating Expenses
Base management fee	1,375	1,055	5,428	2,723
Income incentive fee	1,453	1,412	4,360	2,569
Capital gains incentive fee	(215)	(216)	(296)	296
Interest expense and amortization of fees	1,791	1,597	6,285	3,897
Administration agreement expenses	323	361	1,517	1,098
General and administrative expenses	652	619	2,833	1,955
Total Operating Expenses	5,379	4,828	20,127	12,538

Net investment income	6,048	5,862	21,959	12,808
Net realized losses	—	—	(317)	—
Net change in unrealized (losses) gains on investments	(6,029)	(1,078)	(6,121)	1,483

Net Increase in Net Assets Resulting from Operations	$19	$4,784	$15,521	$14,291

Basic and diluted net investment income per share	$0.36	$0.59	$1.46	$1.30
Basic and diluted net increase in net assets per share	$—	$0.48	$1.03	$1.45
Basic and diluted weighted average shares of common stock outstanding	16,574,508	9,895,275	15,041,088	9,869,860

TRIPLEPOINT VENTURE GROWTH BDC CORP

FINANCIAL HIGHLIGHTS

	For the Three Months Ended December 31,	For the Year Ended	For the Period from March 5, 2014 (Commencement of Operations) to
	2015	2014	December 31, 2015	December 31, 2014

Weighted average portfolio yield (1)	17.9%	16.9%	17.0%	15.4%
Coupon income (1)	10.4%	11.1%	10.6%	11.1%
Net amortization and accretion of premiums and discounts (1)	0.8%	0.4%	0.8%	0.4%
Net accretion of end-of-term payments (1)	4.2%	3.0%	4.0%	3.0%
Impact of prepayments (1)	2.5%	2.4%	1.6%	0.9%

Net investment income to average net asset value (2)	10.0%	15.9%	10.0%	10.7%
Net increase in net assets to average net asset value (2)	0.0%	13.0%	7.1%	12.0%

Total operating expenses to average net asset value (2)	8.9%	13.1%	9.2%	10.5%
Operating expenses excluding incentive fees to average net asset value (2)	6.8%	9.9%	7.3%	8.1%
Income component of incentive fees to average net asset value (2)	2.4%	3.8%	2.0%	2.2%
Capital gains component of incentive fees to average net asset value (2)	(0.4)%	(0.6)%	(0.1)%	0.2%

(1)

Weighted average portfolio yields for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

(2)	Percentage is presented on an annualized basis.

The following table provides a reconciliation of net investment income to core net investment income for the quarter and year ended December 31, 2015, for the quarter ended December 31, 2014, and for the period from March 5, 2014 (commencement of operations) to December 31, 2014.

TRIPLEPOINT VENTURE GROWTH BDC CORP

RECONCILIATION OF CORE NET INVESTMENT INCOME

(dollars in thousands, except share data)

Net Investment Income and Core Net Investment Income	For the Three Months Ended December 31,		For the Year Ended	For the Period from March 5, 2014 (Commencement of Operations) to
(dollars in thousands, except per share amounts)	2015	2014	December 31, 2015	December 31, 2014
Net Investment Income	$6,048	$5,862	$21,959	$12,808
Capital gains incentive fee	(215)	(216)	(296)	296
Core Net Investment Income	$5,833	$5,646	$21,663	$13,104

Net Investment Income per Share	$0.36	$0.59	$1.46	$1.30
Capital gains incentive fee per share	$(0.01)	$(0.02)	(0.02)	0.03
Core Net Investment Income per Share	$0.35	$0.57	$1.44	$1.33

For the quarter and year ended December 31, 2015, the Company recorded reversal of accrued capital gains incentive fee of approximately $0.2 million and $0.3 million, respectively. For the quarter ended December 31, 2014, the Company recorded reversal of accrued capital gains incentive fee of approximately $0.2 million and accrued capital gain of $0.3 million for the period from March 5, 2014 (commencement of operations) to December 31, 2014. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The accrued capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only have become payable to its investment adviser in the event of a complete liquidation of its portfolio as of period end and the termination of the Investment Advisory Agreement (“Agreement”).

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement).  The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year.  No effect is given to gross unrealized appreciation in this calculation.